As filed with the Securities and Exchange Commission on April 30 , 2018.

Registration No. 333-224145

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 2 TO

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FIRST CHOICE BANCORP
(Exact Name of Registrant as Specified in its Charter)

California	6022	82-2711227
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

17785 Center Court Drive N, Suite 750

Cerritos, CA 90703

562-345-9092

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert M. Franko

President and Chief Executive Officer

First Choice Bancorp

17785 Center Court Drive N, Suite 750
Cerritos, CA 90703
562-345-9092

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Loren P. Hansen Loren P. Hansen, APC 1301 Dove Street, Suite 370 Newport Beach, CA 92660 949-851-6125	Kenneth E. Moore Michael K. Staub Stuart | Moore | Staub 641 Higuera Street, Suite 302 San Luis Obispo, CA 93401 805-545-8590

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the transaction described in the joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [  ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer [ ]	Accelerated Filer: [ ]	Non-accelerated Filer: [ ] (Do not check if a smaller reporting company)

Smaller Reporting Company: [ ]	Emerging growth company [X]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [  ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered 1	Proposed maximum offering price per unit	Proposed maximum aggregate offering price 2	Amount of registration fee3
Common Stock, no par value	4,690,652	N/A	$117,944,225.10	$14,684.06

1 Represents the estimated maximum number of shares of First Choice Bancorp common stock to be issued pursuant to the Agreement and Plan of Reorganization and Merger dated February 23, 2018, among First Choice Bancorp and Pacific Commerce Bancorp described in the accompanying joint proxy statement/prospectus, based on (a) 8,951,285 shares of Pacific Commerce Bancorp common stock outstanding plus outstanding stock options that may be exercised into shares of Pacific Commerce Bancorp or converted into a rollover stock option exercisable into shares of First Choice Bancorp , for a total of 10,080,703 shares; and (b) an assumed exchange ratio of 0.46531 shares of First Choice Bancorp for each share of Pacific Commerce Bancorp common stock being exchanged in the merger.

2 Pursuant to Rule 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on $11.70, the average of the bid and ask prices per share of Pacific Commerce Bancorp common stock as reported on the OTC Pink as of April 2, 2018, which is within five (5) business days prior to the date of filing this Registration Statement, in accordance with Rule 457(f)(1).

3 Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-effective Amendment No. 2 to the Registration Statement on Form S-4 of First Choice Bancorp is being filed for the sole purpose of re-filing Exhibits 23.1 and 23.2 hereto and filing Exhibits 99.3 and 99.4.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Articles of Incorporation and Bylaws of First Choice Bancorp provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law including the use of an indemnity agreement. First Choice Bancorp’s Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval; (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; (iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.

First Choice Bancorp’s Bylaws provide that First Choice Bancorp shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. First Choice Bancorp’s Bylaws also provide that First Choice Bancorp shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not First Choice Bancorp would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of First Choice Bancorp’s Bylaws.

Item 21.	Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Plan of Reorganization dated September 1, 2017 by and among First Choice Bank, First Choice Bancorp and FCB Merger Company.[1]

2.2	Agreement and Plan of Reorganization and Merger dated February 23, 2018 between First Choice Bancorp and Pacific Commerce Bancorp.[1]

3.1	Articles of Incorporation of First Choice Bancorp.[1]

3.2	Bylaws of First Choice Bancorp.[1]

4.1	Specimen common stock certificate of First Choice Bancorp.[1]

5.1	Opinion of Loren P. Hansen, APC.[1]

8.1	Opinion of Moffett & Associates regarding certain tax matters.[1]

10.1	Employment Agreement dated February 22, 2018 between First Choice Bancorp, First Choice Bank and Robert M. Franko. [1,2]

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10.2	Change in Control Agreement dated February 22, 2018 between First Choice Bancorp, First Choice Bank and Gene May. [1,2]

10.3	Change in Control Agreement dated February 22, 2018 between First Choice Bancorp, First Choice Bank and Yvonne Chen. [1,2]

10.4	Change in Control Agreement dated February 22, 2018 between First Choice Bancorp, First Choice Bank and Yolanda Su. [1,2]

10.5	First Choice Bank 2005 Stock Option Plan, and Form of Stock Option Agreement. [1,2]

10.6	First Choice Bank 2013 Omnibus Stock Incentive Plan, and Form of Stock Option Agreement and Form of Restricted Stock Award Agreement. [1,2]

10.7	Form of Indemnification Agreement entered into with all of the directors and executive officers of First Choice Bancorp. [1,2]

21.1	Subsidiaries of Registrant are First Choice Bank

23.1	Consent of Vavrinek Trine Day & Co., LLP

23.2	Consent of Vavrinek Trine Day & Co., LLP

23.3	Consent of Loren P. Hansen, APC (included in Exhibit 5.1)

24	Power of Attorney[1]

99.1	Form of Proxy for the First Choice Bancorp Annual Meeting [3]

99.2	Form of Proxy for the Pacific Commerce Bancorp Special Meeting [3]

99.3	Consent of Piper Jaffray & Co.

99.4	Consent of Hovde Group, LLC

[1]	Filed as an Exhibit to the Form S-4 filed with the SEC on April 4, 2018 and incorporated herein by reference..
[2]	Indicates a management contract or compensatory plan.
3	Filed as an Exhibit to Pre-Effective Amendment No. 1 to the Form S-4 filed with the SEC on April 25, 2018 and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST CHOICE BANCORP

Dated: April 30 , 2018	/s/ Robert M. Franko
President and Chief Executive Officer
(principal executive officer)

Dated: April 30 , 2018	/s/ Yvonne Liu Chen
Executive Vice President and Chief Financial Officer
(principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roshan H. Bhakta	Director	April 30 , 2018
Roshan H. Bhakta

/s/ Homer Wai Chan	Director	April 30 , 2018
Homer Wai Chan

/s/ Yvonne Liu Chen	Executive Vice President and Chief Financial Officer
Yvonne Liu Chen	(principal financial officer)	April 30 , 2018

/s/ Robert M. Franko	President, Chief Executive Officer and Director
Robert M. Franko	(principal executive officer)	April 30 , 2018

/s/ James H. Gray	Director
James H. Gray		April 30 , 2018

/s/ Peter H. Hui	Chairman of the Board	April 30 , 2018
Peter H. Hui

/s/ Fred Jensen	Director	April 30 , 2018
Fred Jensen
April 30 , 2018
/s/ Pravin C. Pranav	Director
Pravin C. Pranav

/s/ Uka Solanki	Director	April 30 , 2018
Uka Solanki

/s/ Phillip T. Thong	Vice Chairman of the Board	April 30 , 2018
Phillip T. Thong

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EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Plan of Reorganization dated September 1, 2017 by and among First Choice Bank, First Choice Bancorp and FCB Merger Company.[1]

2.2	Agreement and Plan of Reorganization and Merger dated February 23, 2018 between First Choice Bancorp and Pacific Commerce Bancorp [1]

3.1	Articles of Incorporation of First Choice Bancorp.[1]

3.2	Bylaws of First Choice Bancorp.[1]

4.1	Specimen common stock certificate of First Choice Bancorp.[1]

5.1	Opinion of Loren P. Hansen, APC.[1]

8.1	Opinion of Moffett & Associates regarding certain tax matters.[1]

10.1	Employment Agreement dated February 22, 2018 between First Choice Bancorp, First Choice Bank and Robert M. Franko.[1,2]

10.2	Change in Control Agreement dated February 22, 2018 between First Choice Bancorp, First Choice Bank and Gene May.[1,2]

10.3	Change in Control Agreement dated February 22, 2018 between First Choice Bancorp, First Choice Bank and Yvonne Chen.[1,2]

10.4	Change in Control Agreement dated February 22, 2018 between First Choice Bancorp, First Choice Bank and Yolanda Su.[1,2]

10.5	First Choice Bank 2005 Stock Option Plan, and Form of Stock Option Agreement.[1,2]

10.6	First Choice Bank 2013 Omnibus Stock Incentive Plan, and Form of Stock Option Agreement and Form of Restricted Stock Award Agreement.[1,2]

10.7	Form of Indemnification Agreement entered into with all of the directors and executive officers of First Choice Bancorp.[1,2]

21.1	Subsidiaries of Registrant are First Choice Bank

23.1	Consent of Vavrinek Trine Day & Co., LLP

23.2	Consent of Vavrinek Trine Day & Co., LLP

23.3	Consent of Loren P. Hansen, APC (included in Exhibit 5.1)

24	Power of Attorney[1]

99.1	Form of Proxy for the First Choice Bancorp Annual Meeting [3]

99.2	Form of Proxy for the Pacific Commerce Bancorp Special Meeting [3]

99.3	Consent of Piper Jaffray & Co.

99.4	Consent of Hovde Group, LLC

[1]	Filed as an exhibit to the Form S-4 filed with the SEC on April 4, 2018 and incorporated herein by reference.
[2]	Indicates a management contract or compensatory plan.
3	Filed as an exhibit to Pre-Effective Amendment No. 1 to the Form S-4 filed with the SEC on April 4, 2018 and incorporated herein by reference.

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